Exhibit 23.3

700, 850-2nd Street SW
Calgary AB T2P ORB
Canada

Tel: 403-648-3200
Fax: 586-774-5398
www.deloitte.ca

December 6, 2012

Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

Dear Sirs/Madams:

RE:                          Letter of consent

As independent petroleum consultants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. 333-174879 of Magnum Hunter Resources Corporation, and in each of the prospectuses, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of June 30, 2012 and to all references to our firm included in the Registration Statement.

Yours truly,

/s/ Douglas S. Ashton, P. Eng.
Douglas S. Ashton, P. Eng.
Partner
Deloitte & Touche LLP